EXHIBIT 99.1
                                                 FORM 8-K
                                            JULY 25, 1995
                            PRESS RELEASE

                         BUCYRUS-ERIE COMPANY

                        FOR IMMEDIATE RELEASE

   South Milwaukee, Wisconsin, July 25, 1995...The Bucyrus-Erie Company announced today that Phillip W. Mork has resigned as its President and member of its Board of Directors, effective immediately. Frank W. Miller, a consultant to the Board of Directors of Bucyrus-Erie, has been appointed by the Board to serve as the interim President and Chief Executive Officer of Bucyrus-Erie until a successor to Mr. Mork is selected. Mr. Miller is President of Miller Associates, a Lowell, Massachusetts management consulting firm, and formerly was Vice Chairman and Chief Executive Officer of Darling International. In making the appointment, the Board of Directors concluded that Mr. Miller's management background meets the requirements of the Company during this period.

   In addition, Norbert J. Verville has resigned today as Vice President-Finance and Treasurer. The Board of Directors has appointed James D. Annand, from Miller Associates, to be interim Chief Financial Officer. Mr. Annand has served as the general manager and chief financial officer of a number of organizations, including investment, manufacturing and wholesale/retail businesses.

   David M. Goelzer has also resigned effective today as Vice President and Secretary of the Company and is expected to continue as General Counsel until October 1, 1995 when his resignation from that position will take effect.

   Bucyrus-Erie is pleased that Messrs. Mork, Verville and Goelzer have agreed to remain as consultants to the Company.

   In announcing these resignations and the appointment of Mr. Miller, the Board of Directors has assured suppliers and customers of Bucyrus-Erie of its intention to continue to service its commitments on a mutually beneficial basis in the years to come.

   For additional information, please call T. W. Sullivan at (414)
768-4099.